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[LETTERHEAD OF INCOMNET]

                                                          FOR IMMEDIATE RELEASE
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FOR MORE INFORMATION CONTACT:

Stephen Caswell                                           Sean M. Beers
Incomnet, Inc.                                            Fi.Comm, Ltd.
(818) 587 5694                                            (503) 844 8888 ext.105


                INCOMNET ANNOUNCES AGREEMENT TO SELL NTC SUBSIDIARY


Los Angeles, CA, April 1, 1998 - Incomnet, Inc. (NASDAQ: ICNT) today announced that Irvine based National Telephone and Communications, Inc.
(NTC), a wholly owned subsidiary of Incomnet Inc., and NTC Acquisition Inc., a newly formed corporation sponsored by Minneapolis, Minnesota based John R. Dennis and Sire Capital partners, have signed a definitive asset purchase agreement under which NTC Acquisition will acquire substantially all of the assets of NTC for $13.7 million in cash and approximately 16% of the outstanding shares of NTC Acquisition common stock. In addition, NTC Acquisition will assume $17 million of NTC balance sheet, contingent and other liabilities estimated as of February 28, 1998 and up to $10 million of bank debt as well as certain obligations of Incomnet, totaling approximately $1 million. The $13.7 million in cash is subject to a working capital adjustment at closing. Incomnet anticipates that this adjustment, which is limited to $3 million as a condition to NTC's obligation to consummate this transaction, will result in a reduction in the cash paid that cannot be determined at this time. The sale is anticipated to close in the latter part of the second quarter of 1998.

"Completion of the sale is subject to customary closing conditions, including approval by the shareholders of Incomnet, licensing approvals for both NTC and NTC Acquisition from various public utility commissions, and receipt of releases from certain of NTC's creditors, equipment vendors and other third parties," said Melvyn Reznick, Chairman and CEO of Incomnet. "The date for the Incomnet shareholders meeting has not been set," Reznick concluded.

Incomnet, Inc. is a marketing company that provides innovative cost-saving products in the telecommunications and software industries. National Telephone & Communications is a reseller of long distance and other communications products to residential and small business customers through its independent sales representatives using a network marketing strategy.

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